Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this amendment no. 1 to the Registration Statement on Form F-10 of Emera Inc. of our report dated February 26, 2016 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in TECO Energy Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015. We also consent to the reference to us as experts under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Tampa, FL

June 8, 2016